                                  TENNECO INC.

                         OFFER TO AMEND CERTAIN OPTIONS

                 THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
    11:59 P.M., EASTERN TIME, ON OCTOBER 22, 2007 UNLESS WE EXTEND THE OFFER.

     By this Offer to Amend Certain Options (the "Offer to Amend"), we are giving all eligible option holders holding eligible options to purchase shares of our common stock the opportunity to amend such options and receive cash payments (the "offer").

     In connection with our internal review of our stock option granting practices, we have determined that certain of your stock options were granted with an exercise price that was below fair market value on the date of grant and therefore may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). The Internal Revenue Service ("IRS") has not issued complete guidance relating to calculation of the tax and penalties under section 409A. Under guidance that has been issued, however, the consequences will include income tax in connection with the vesting of such stock options and without regard to whether such stock options are actually exercised, plus an additional 20% tax and interest charges. In addition, some states have adopted provisions similar to Section 409A and, for optionees subject to income taxation in such states, the total penalty tax could be higher than 20% (a 20% federal penalty tax and potentially a state penalty tax). If you elect to participate in this Offer to Amend, your eligible options will be amended and we expect that they will no longer be subject to the adverse tax consequences under Section 409A. We recommend that you consult with your financial, legal and/or tax advisors regarding any tax consequences of any other jurisdiction.

     You are an "eligible option holder" only if you are a non-executive employee of Tenneco Inc. or one of our subsidiaries (collectively referred to as "Tenneco," the "Company," "we," "our" or "us") on the expiration date of the offer. Only employees subject to federal income tax in the United States hold eligible options. The offer is not being made to any of our current or former executive officers or directors.

     An option to purchase common stock is eligible for this offer ("eligible option") only if each of the following conditions is met:

     - the option was granted under our Amended and Restated 2002 Long-Term Incentive Plan (which we refer to in this offer to amend as the "2002 Plan");

     - the option has an exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option's measurement date for financial reporting purposes;

     - the option was unvested as of December 31, 2004 (if only a portion of an option was unvested as of December 31, 2004, the unvested portion may be an "eligible option"); and

     - the option is outstanding as of the last date on which this offer remains open for acceptance (the "expiration date").

     If you elect to participate in the offer:

     - Your eligible option will be amended to increase the original exercise price to the fair market value of a share of our common stock on the measurement date for the grant of that option for financial reporting purposes (as listed on your Addendum included in the email from Rex Abercrombie, Vice President, Compensation & Benefits, dated September 25,
       2007).

     - You will receive cash payments equal to the difference between the new exercise price per share of the amended option and the original exercise price per share of the eligible option multiplied by the number of shares subject to the amended option in the manner described below.

     If you hold more than one eligible option and you wish to participate in the offer, you must tender all of your eligible options. If you decide to tender your eligible options, you may not tender less than all of your eligible options. If you elect to accept the offer with respect to an eligible option, such option will be amended on the date that this offer expires (currently expected to be October 22, 2007) and you will receive paperwork regarding your amended option promptly after the expiration of the offer. Each amended option will be subject to an amended option agreement between you and the Company. Any amended option you receive will continue to be subject to the original vesting schedule and, except for the change to the exercise price, all other original terms and conditions of the eligible option.

     Promptly following the expiration of the offer, we will send you a "Promise to Make Cash Payment" evidencing your right to receive a cash payment with respect to the amendment of your eligible options. Cash payments will not be subject to any further vesting conditions and will be paid to you on the Company's first payroll date following January 1, 2008, less applicable withholding tax, regardless of whether the eligible option is vested and regardless of whether or not you are providing services to us then. The delay in the cash payment is required under applicable IRS guidance in order to avoid adverse tax consequences under Section 409A of the Code.

     The offer is not conditioned upon this offer being accepted with respect to a minimum number of eligible options, but the offer is subject to certain other customary conditions.

     Our common stock is traded on the New York Stock Exchange under the symbol "TEN". On September 19, 2007 the closing price of our common stock was $32.20 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

SEE "RISKS OF PARTICIPATING IN THE OFFER" BEGINNING ON PAGE 10 FOR A DISCUSSION OF RISKS THAT YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THIS OFFER.

                    IMPORTANT -- ACTION ITEMS TO PARTICIPATE

     If you participate in this offer, you must complete and sign the attached election form, and fax it to Rex Abercrombie at (847)482-5259, e-mail it to RAbercrombie@Tenneco.com, or hand deliver it to Rex Abercrombie at Tenneco Inc., 500 North Field Drive, Lake Forest, IL 60045 before 11:59 p.m., Eastern Time, on October 22, 2007.

     Only responses that are complete, signed, and actually received by Rex Abercrombie by the deadline will be accepted. Responses that are received after the deadline will not be accepted. We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within three U.S. business days. If you have not received an e-mail confirmation, you must notify us that you have provided us with your election form and/or any withdrawal form. Responses may only be submitted via fax, or e-mail, or hand delivery, as set forth in the first sentence of this paragraph. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted. The delivery of election and withdrawal forms is at your risk.

     Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

     You should direct questions about the offer to Rex Abercrombie at:

                                  Tenneco Inc.
                  500 North Field Drive, Lake Forest, IL 60045
                              Phone: (847) 482-5000
                               Fax: (847) 482-5259
                        E-mail: RAbercrombie@Tenneco.com

     IF YOU ARE CONSIDERING PARTICIPATING IN THIS OFFER, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER IN LIGHT OF YOUR PARTICULAR SITUATION AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

            OFFER TO AMEND CERTAIN OPTIONS, DATED SEPTEMBER 25, 2007.

     NEITHER WE NOR THE COMPENSATION/NOMINATING/GOVERNANCE COMMITTEE NOR THE BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO PARTICIPATE IN THE OFFER. IN SO DOING, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO AMEND AND THE RELATED OFFER DOCUMENTS.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO AMEND OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THE CASH CONSIDERATION OR AMENDED OPTIONS IN ANY JURISDICTION IN WHICH SUCH OFFER IS NOT PERMITTED. HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THE OFFER TO OPTION HOLDERS IN ANY OF THESE JURISDICTIONS. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED IN THIS OFFER TO AMEND IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE AS OF WHICH IT IS SHOWN, OR IF NO DATE IS OTHERWISE INDICATED, THE DATE OF THIS OFFER. THIS OFFER TO AMEND SUMMARIZES VARIOUS DOCUMENTS AND OTHER INFORMATION. THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE DOCUMENTS AND INFORMATION TO WHICH THEY RELATE.

                                TABLE OF CONTENTS


IMPORTANT -- ACTION ITEMS
  TO PARTICIPATE..........
SUMMARY TERM SHEET AND
  QUESTIONS AND ANSWERS...     1
RISKS OF PARTICIPATING IN
  THE OFFER...............    10
FORWARD-LOOKING
  STATEMENTS..............    10
THE OFFER.................    11
 1.   Eligibility.........    11
      Number of options
      and amount of
      consideration;
 2.   expiration date.....    11
      Purpose of the
 3.   offer...............    13
      Procedures for
      electing to
      participate in this
 4.   offer...............    13
      Withdrawal rights
      and change of
 5.   election............    15
      Acceptance of
      options for
      amendment and cash
 6.   payments............    16
      Conditions of the
 7.   offer...............    16
      Price range of
      shares underlying
 8.   the options.........    18
      Source and amount of
      consideration; terms
 9.   of amended options..    19
      Information
10.   concerning Tenneco..    19
      Interests of
      directors and
      executive officers;
      transactions and
      arrangements
      concerning the
11.   options.............    21
      Status of options
      amended pursuant to
      the terms of the
      offer; accounting
      consequences of the
12.   offer...............    22
      Legal matters;
      regulatory
13.   approvals...........    22
      Material United
      States federal
      income tax
      consequences. [to be
14.   reviewed]...........    23
      Extension of offer;
      termination;
15.   amendment...........    25
16.   Fees and expenses...    25
      Additional
17.   information.........    26
      Financial
18.   statements..........    26
19.   Miscellaneous.......    27

                  SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

     The following are answers to some of the questions that you may have about this offer. You should carefully read this entire Offer to Amend, the accompanying email from Rex Abercrombie dated September 25, 2007 and the election and withdrawal forms, together with their associated instructions, as well as the other offer documents. This offer is made subject to the terms and conditions of these offer documents as they may be amended from time to time. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Amend and the other offer documents. We have included in this summary references to other Sections in this Offer to Amend to help you find a more complete description of these topics.

Q1.     WHAT IS THE OFFER?

A1. This offer is a voluntary opportunity for eligible option holders: (1) to elect to have certain outstanding options amended to increase their exercise price, and (2) to receive a cash payment with respect to the amendment of those options. This offer is described in the following questions and answers, and in the remainder of this Offer to Amend.

TERMS USED IN THIS OFFER TO AMEND

     The following are some terms that are frequently used in this Offer to Amend.

     - "amended option" will mean an eligible option that has been amended pursuant to this offer to increase the exercise price per share for the common stock purchased under that option to the new exercise price for that option.

     - "amendment date" refers to the date when eligible options with respect to which you accept this offer will be amended to reflect a new exercise price. The new exercise price will be equal to the fair market value of a share of the Company's common stock on the measurement date relating to the grant of that option for financial reporting purposes. We expect that the amendment date will be October 22, 2007, which is the same date as the expiration date. If the expiration date is extended, then the amendment date will be similarly extended.

     - "Addendum" refers to the section of the letter dated September 25, 2007 that is being provided to each eligible option holder that holds eligible options. The Addendum will list eligible options, a description of any potential cash payments, the measurement date for financial reporting purposes of the eligible options and the new exercise price for each eligible option should you accept this offer with respect to that option.

     - "eligible option holder" refers to all employees of the Company or any of its subsidiaries that (i) are current employees of the Company or any of its subsidiaries as of the expiration date of the Offer, (ii) hold eligible options and (iii) are subject to United States federal income tax. None of our current or former executive officers or directors are eligible option holders.

     - "eligible options" refers to all options with respect to which you may accept this offer, as described in Question and Answer 7 and Section 1 of the Offer to Amend.

     - "employee" means an employee of the Company or any of its subsidiaries.

     - "executive officers" refers to those officers of the Company listed in
       Section 11 of this Offer to Amend, who are officers for purposes of
       Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     - "expiration date" refers to the date on which this offer expires. The expiration date will be October 22, 2007 at 11:59 p.m., Eastern Time, unless the offer is extended. We may extend the expiration date at our sole discretion. If we extend the offer, the term "expiration date" will refer to the time and date at which the extended offer expires.

     - "new exercise price" refers to the exercise price per share at which amended options may be exercised to purchase Tenneco common stock. An amended option's new exercise price will be equal to the fair market value of a share of Tenneco common stock on the applicable measurement date relating to the grant of that option for financial reporting purposes. Your Addendum will list this new exercise price for each of your eligible options should you accept this offer with respect to such options.

     - "offer period" or "offering period" refers to the period from the commencement of this offer to the expiration date. This period will commence on September 25, 2007, and end at 11:59 p.m., Eastern Time, on October 22, 2007, unless the offer is extended.

Q2.     WHY IS THE COMPANY MAKING THIS OFFER?

A2. As part of a review of our option granting process, we have determined that certain options granted during 2003 and 2004 were issued with an exercise price less than the fair market value of the underlying stock on the measurement date for financial reporting purposes. Recently enacted tax legislation under the American Jobs Creation Act of 2004 and tax regulations thereunder (together, referred to as "Section 409A") generally provide that options that were granted at a discount and vest after December 31, 2004 will likely cause the optionees to be subjected to unfavorable tax consequences that did not apply at the time of the grant of the option. If eligible options are amended, the unfavorable tax consequences as described in Section 14 of this Offer to Amend should be eliminated. (See Section 3)

Q3.     WHO IS ELIGIBLE TO PARTICIPATE IN THIS OFFER?

A3. You may participate in this offer if you are a non-executive employee of the Company or any of its subsidiaries on the expiration date of the Offer. You must hold eligible options in order to participate. Only employees subject to federal income tax in the United States hold eligible options. (See Section 1)

Q4.     WHICH OPTIONS ARE ELIGIBLE UNDER THE TERMS OF THIS OFFER?

A4. An option to purchase common stock is an eligible option under this offer only if each of the following conditions is met:

        - the option was granted under the Company's 2002 Plan;

        - the option has an exercise price per share that was less, or may have been less, than the fair market value per share of the common stock underlying the option on the option's measurement date for financial reporting purposes;

        - the option was unvested as of December 31, 2004 (if only a portion of an option was unvested as of December 31, 2004, the unvested portion may be an "eligible option"); and

        - the option is outstanding as of the expiration date.

Q5.     HOW DO I PARTICIPATE IN THIS OFFER?

A5. If you choose to participate in this offer, you must do the following before 11:59 p.m., Eastern Time, on October 22, 2007 (the expiration date):

        1. Properly complete and sign the attached election form.

        2. Deliver the completed and signed election form to Rex Abercrombie.

        If you participate in this offer, you will be required to accept the offer with respect to all of the shares subject to any of your eligible options with respect to which you accept this offer. To help you determine your outstanding eligible options and make an informed decision, we will provide you with an Addendum listing your eligible options, a description of any potential cash payments and the new exercise price for each eligible option should you accept this offer with respect to such option. If you hold an option that is not listed on the Addendum, the option is not an eligible option and is not subject to this offer.

        This is a one-time offer, and we intend to strictly enforce the election period. We reserve the right to reject any election related to options with respect to which you have elected to accept this offer that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all eligible options with respect to which a proper election has been made by an eligible option holder promptly after the expiration of this offer. (See Section 4)

        Your election to participate becomes irrevocable after 11:59 p.m., Eastern Time, on October 22, 2007, unless the offer is extended, in which case your election will become irrevocable after the new expiration date.

        We may, in our sole discretion, extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 9:00 a.m., Eastern Time, on the U.S. business day following the previously scheduled expiration date.

        IF YOU PARTICIPATE IN THIS OFFER, YOU MUST COMPLETE AND SIGN THE ATTACHED ELECTION FORM AND FAX IT TO REX ABERCROMBIE AT (847)482-5259, E-MAIL IT TO RABERCROMBIE@TENNECO.COM OR HAND DELIVER IT TO REX ABERCROMBIE AT TENNECO INC., 500 NORTH FIELD DRIVE, LAKE FOREST, IL 60045 BEFORE 11:59 P.M., EASTERN TIME, ON OCTOBER 22, 2007. ONLY RESPONSES THAT ARE COMPLETE, SIGNED AND ACTUALLY RECEIVED BY REX ABERCROMBIE BY THE DEADLINE WILL BE ACCEPTED. RESPONSES RECEIVED AFTER THE DEADLINE WILL NOT BE ACCEPTED. THE DELIVERY OF ELECTION FORMS IS AT YOUR RISK. THE COMPANY INTENDS TO CONFIRM THE RECEIPT OF YOUR ELECTION FORM AND/OR ANY WITHDRAWAL FORM BY E-MAIL WITHIN THREE U.S. BUSINESS DAYS. IF YOU HAVE NOT RECEIVED AN E-MAIL CONFIRMATION, YOU MUST NOTIFY US THAT YOU HAVE PROVIDED US WITH YOUR ELECTION FORM AND/OR ANY WITHDRAWAL FORM. RESPONSES MAY ONLY BE SUBMITTED VIA FAX, E-MAIL OR HAND DELIVERY, AS SET FORTH IN THE FIRST SENTENCE OF THIS PARAGRAPH. RESPONSES SUBMITTED BY ANY OTHER MEANS, INCLUDING UNITED STATES MAIL (OR OTHER POST) AND FEDERAL EXPRESS (OR SIMILAR DELIVERY SERVICE), ARE NOT PERMITTED AND WILL NOT BE ACCEPTED.

Q6. IF I DECIDE TO PARTICIPATE IN THE OFFER, WHAT WILL HAPPEN TO MY CURRENT ELIGIBLE OPTIONS AND WHAT CONSIDERATION WILL I RECEIVE FOR THE AMENDMENT OF MY OPTIONS?

A6. If you elect to participate in the offer, your eligible options will be amended on the amendment date, which is the same day as the expiration date. The expiration date will be October 22, 2007, unless the offer period is extended. The amended option will continue to be subject to the terms and conditions of the option plan under which it was granted, and to an amended option agreement between you and the Company. The amended option will continue to vest pursuant to the schedule in the original option agreement related to the option. You will also become entitled to receive a cash payment with respect to the amendment of your eligible options, as described below. (See Section 2 and Section 6)

      SUMMARY OF AMENDMENT AND CASH PAYMENT

        1. Your eligible option will be amended to increase the original exercise price to the fair market value of a share of our common stock on the measurement date relating to the grant of that option for financial reporting purposes (as listed on your Addendum).

        2. You will receive a cash payment equal to the difference between the new exercise price per share of the amended option and the original exercise price per share of the eligible option multiplied by the number of shares subject to the amended option in the manner described below.

        3. Each such cash payment will be made, less applicable tax withholding, on the first payroll date following January 1, 2008.

        4. You will be entitled to receive a cash payment with respect to the amendment of an eligible option. If you have exercised a portion of an eligible option, you may accept this offer with respect to the unexercised portion of such option.

        5. The total cash payments you may be entitled to receive for your eligible options will be listed on your Addendum.

      ELIGIBLE OPTION EXAMPLE

        You were issued options to purchase 500 shares of stock with an exercise price equal to $3.77 per share. Of the number of shares subject to your option, 167 shares vested on or before December 31, 2004. Subsequent to the date of the grant, the exercise price per share based upon the measurement date of your options for financial reporting purposes was deemed to be $4.01. As of the offer expiration date, all shares were vested (333 shares of which vested after December 31, 2004) and you had not exercised any portion of the options. The options will be eligible options with respect to 333 shares (the 167 shares which vested on or before December 31, 2004 are not subject to Section 409A and are therefore not eligible and will not be amended) and if you accept this offer with respect to the options to purchase the 333 shares pursuant to the terms of the offer you will receive the following:

        1. The options to purchase 333 shares will be amended to increase the exercise price to $4.01 per share.

        2. A "promise to make cash payment" of $79.92 ($4.01-$3.77) multiplied by 333, less applicable tax withholding, payable on the first payroll date following January 1, 2008.

Q7.     WHEN WILL I RECEIVE MY CASH PAYMENTS AND AMENDED OPTIONS?

A7. Any cash payment owed to you for an eligible option with respect to which you have elected to accept this offer will be paid to you, less any applicable tax withholding, on the first payroll date following January 1, 2008. The delay in the cash payment is required under IRS guidance in order to avoid adverse tax consequences under Section 409A of the Code. Promptly following the expiration date, we will send you a "Promise to Make Cash Payment" evidencing your right to receive a cash payment with respect to the amendment of your eligible options. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. (See Section 6)

        Any eligible options with respect to which you have elected to accept this offer will be amended on the amendment date. The amendment date will be the same date as the expiration date. We expect the amendment date will be October 22, 2007. If the expiration date of the offer is extended, the amendment date will be similarly extended. Promptly after the expiration of the offer, you will receive paperwork regarding your amended options. (See Section 6)

        You will be entitled to receive cash payments regardless of whether you remain employed with the Company on the actual cash payment date.

Q8.     AM I REQUIRED TO PARTICIPATE IN THIS OFFER?

A8.     No. Participation in this offer is completely voluntary.

        However, if you do participate in this offer you must accept this offer with respect to all of the shares subject to the outstanding portion of each eligible option, to the extent such shares vested, or are scheduled to vest, after December 31, 2004. (See Section 2)

        If you do not participate in this offer, you may be subject to certain adverse tax consequences. Please see Questions and Answers 16 and 18 for a description of the potential consequences to you if you decide not to participate in the offer and instead keep your current options.

Q9. WHAT HAPPENS IF I ELECT TO PARTICIPATE IN THE OFFER BUT LEAVE THE COMPANY BEFORE THE EXPIRATION OF THE OFFER?

A9. You may only participate in this offer if you are an employee of the Company on the expiration date of the Offer. (See Section 1) If, for any reason, you are not an employee of the Company or a successor entity through the expiration date, you will not be entitled to participate in this offer, your options will not be amended and you will not be entitled to receive any cash payments. Instead, you will keep all of your eligible options. (See Section 6)

Q10. IF I LEAVE THE COMPANY BEFORE THE OFFER EXPIRES AND THEREFORE CANNOT PARTICIPATE IN THE OFFER, WHAT HAPPENS TO MY ELIGIBLE OPTIONS?

A10. Your unvested options will expire immediately on termination of employment and you will have the time period specified in your option paperwork to exercise your vested stock options. As discussed in Section 14, upon exercise of any eligible options, you will potentially be subject to adverse tax consequences under Section 409A and possibly state law, for which you will be solely responsible.

Q11.    WHAT WILL BE THE EXERCISE PRICE OF MY AMENDED OPTIONS?

A11. Amended options will have an exercise price per share equal to what the fair market value of our common stock was on the option's deemed measurement date for financial reporting purposes as listed on your Addendum. (See Section 9)

Q12. ONCE MY OPTIONS ARE ACCEPTED, IS THERE ANYTHING I MUST DO TO RECEIVE THE CASH PAYMENTS WITH RESPECT TO THE AMENDMENT OF MY OPTIONS?

A12. No. You do not need to do anything in order to receive your cash payments. The cash payment, less any applicable tax withholding, with respect to the amendment of eligible options will be made on the first payroll date following January 1, 2008. Promptly following the expiration date, we will send you "Promise to Make Cash Payment" evidencing your right to receive a cash payment with respect to the amendment of eligible options. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture, and is nontransferable. (See Section 6)

        Once the offer has expired and your election with respect to options has been accepted, your options will be amended. There is nothing that you must do with respect to such amendment. Your amended options will be amended on the expiration date. (See Section 1)

Q13. IF I PARTICIPATE IN THE OFFER, DO I HAVE TO REMAIN AN EMPLOYEE OF THE COMPANY TO RECEIVE THE CASH PAYMENT IN JANUARY 2008?

A13. No. You will be entitled to receive the cash payment for your amended options regardless of whether you remain employed with the Company on the actual cash payment date. (See Section 6)

Q14.    WHEN WILL MY AMENDED OPTIONS VEST?

A14. If your option is amended, it will continue to vest according to the vesting schedule of your original option. Future vesting is subject to your continued employment with us through each relevant vesting date. (See Section 9)

Q15. WILL THE TERMS AND CONDITIONS OF MY AMENDED OPTIONS BE THE SAME AS MY ORIGINAL OPTIONS?

A15. Yes. Except for the exercise price, the terms and conditions of your amended options will remain the same as the original options they amend in all respects. (See Section 9 and Section 14)

Q16. WHAT HAPPENS TO MY OPTIONS IF I DO NOT TURN MY ELECTION FORM IN BY THE DEADLINE, CHOOSE NOT TO PARTICIPATE OR MY OPTIONS ARE NOT ACCEPTED?

A16. If we do not receive your election form by the deadline, you choose not to participate, or your options are not accepted by us in connection with this offer, your existing options will (1) remain outstanding until they expire by their terms, (2) retain their current exercise price, and
        (3) retain all of their other terms and conditions, including their current vesting schedule. As described in Question and Answer 18, you may be required to recognize ordinary income before the options are exercised and may also be subject to an additional 20% tax and interest penalty. (See Section 6) Certain states have adopted provisions similar to Section 409A under state tax law, and for optionees subject to income taxation in such states, the total penalty tax could be higher than 20% (a 20% federal penalty tax and potentially a state penalty tax). We recommend that you consult with your financial, legal and/or tax advisors regarding any state tax consequences. (See Section 14)

Q17. IF I HOLD MULTIPLE ELIGIBLE OPTIONS, CAN I CHOOSE OPTIONS WITH RESPECT TO WHICH I WANT TO ACCEPT THIS OFFER?

A17. No. If you hold more than one eligible option and you wish to participate in the offer, you must tender all of your eligible options. You may not tender less than all of your eligible options.

Q18. ARE THERE ANY POSITIVE OR NEGATIVE TAX CONSEQUENCES TO MY PARTICIPATION IN THE OFFER?

A18. Yes. As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options under United States federal income tax law.

        Section 409A of the Code and tax regulations issued thereunder the American Jobs Creation Act of 2004 provide that stock options issued with an exercise price less than the fair market value of the underlying stock on the date of grant (i.e., stock options granted at a discount) are subject to Section 409A and , accordingly, must have fixed exercise dates to avoid early income recognition and an additional 20% tax and interest charges. None of the eligible options have fixed exercise dates and therefore Section 409A would likely subject the optionees to income recognition before the options are exercised and would subject the optionees to the additional 20% federal tax and interest charges. Although final guidance has not been issued by the IRS with respect to the calculation of the income and penalties, it is likely that the optionees would have income recognition equal to the difference between the fair market value of the shares and the exercise price (the "spread") on the newly vesting options. However, because the proposed regulations do not explicitly address this, this remains somewhat unclear. Although the exact method of calculation is not clear, it is clear that adverse tax consequences would apply.

        Please also see Question and Answer 16 for a description of the potential consequences to you if you decide not to participate in the offer and instead keep your current options.

        If you participate in the offer, you should not be required under current law to recognize income for United States federal income tax purposes at the time you choose to accept the offer. On the amendment date, you will not be required under current law to recognize income for United States federal income tax purposes with respect to any amended options. However, you will have taxable income to the extent you receive any cash payments following the amendment date. In addition, you may have taxable income when you exercise your amended options or when you sell your shares of common stock. (See Section 14)

      UNCERTAINTY

        Unfortunately, the Internal Revenue Service (the "IRS") has not issued definitive final guidance under Section 409A relating to calculation of the tax consequences of discounted option. Your personal tax advisor may advocate a position under the current statute and IRS guidance that your eligible options are exempt from Section 409A. We cannot guarantee the effect of any future IRS guidance and will work as quickly as possible when future guidance is issued to analyze it and provide information to our optionees regarding such guidance.

        THE DISCUSSION ABOVE IS BASED UPON THE PROVISIONS OF THE CODE AND REGULATIONS, RULINGS AND JUDICIAL DECISIONS AS OF THE DATE OF THIS OFFER TO AMEND. THOSE AUTHORITIES MAY BE CHANGED, PERHAPS RETROACTIVELY, SO AS TO RESULT IN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES DIFFERENT FROM THOSE DISCUSSED ABOVE.

        IF YOU ARE CONSIDERING PARTICIPATING IN THIS OFFER, YOU SHOULD CONSULT YOUR OWN FINANCIAL, LEGAL AND/OR TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF YOUR PARTICULAR SITUATION AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

Q19. HOW WILL CASH PAYMENTS WITH RESPECT TO THE AMENDMENT OF ELIGIBLE OPTIONS BE TAXED?

A19. You will be taxed upon the receipt of cash payments with respect to the amendment of your eligible options. Such cash payments will constitute wages for tax withholding purposes. Accordingly, we must withhold all applicable U.S. federal, state and local income and employment tax required to be withheld with respect to such payments. You will receive only the portion of the cash payments remaining after all those taxes have been withheld. (See Section 14)

        THE DISCUSSION ABOVE IS BASED UPON THE PROVISIONS OF THE CODE AND REGULATIONS, RULINGS AND JUDICIAL DECISIONS AS OF THE DATE OF THIS OFFER TO AMEND. THOSE AUTHORITIES MAY BE CHANGED, PERHAPS RETROACTIVELY, SO AS TO RESULT IN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES DIFFERENT FROM THOSE DISCUSSED ABOVE.

        IF YOU ARE CONSIDERING PARTICIPATING IN THIS OFFER, YOU SHOULD CONSULT YOUR OWN FINANCIAL, LEGAL AND/OR TAX ADVISORS CONCERNING THE FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES IN LIGHT OF YOUR PARTICULAR SITUATION AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

Q20. IF I CHOOSE TO PARTICIPATE IN THIS OFFER, ARE THERE CIRCUMSTANCES UNDER WHICH MY ELIGIBLE OPTIONS WOULD BE AMENDED AND I WOULD NOT RECEIVE A CASH PAYMENT?

A20. No. However, if you choose to accept this offer with respect to eligible options that are unvested and if you are no longer an employee of the Company or one of its subsidiaries on the date that the original option would have vested, any amended options you hold will cease to vest and will terminate in accordance with their terms.

        Moreover, even if we accept your eligible options, your option will not be amended if we are prohibited from doing so by applicable laws. For example, we could become prohibited from amending options as a result of changes in SEC or New York Stock Exchange rules. We do not anticipate any such prohibitions at this time. (See Section 13)

Q21. HOW WILL YOU CONFIRM TO ME THAT MY ELECTION FORM OR WITHDRAWAL FORM HAS BEEN RECEIVED?

A21. We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within three U.S. business days. If you have not received an e-mail confirmation within three U.S. business days, you must notify us that you have provided us with your election form and/or any withdrawal form.

Q22. CAN I ACCEPT THIS OFFER WITH RESPECT TO SHARES OF THE COMPANY'S COMMON STOCK THAT I PREVIOUSLY ACQUIRED UPON THE EXERCISE OF OPTIONS?

A22. No. This offer relates only to outstanding options to purchase Tenneco common stock. You may not accept this offer with respect to shares of our common stock previously acquired upon the exercise of options. (See
        Section 2)

Q23. WILL MY DECISION TO PARTICIPATE IN THE OFFER HAVE AN IMPACT ON MY ABILITY TO RECEIVE OPTIONS IN THE FUTURE?

A23. No. Your election to participate or not participate in the offer will not have any effect on our making future grants of options to purchase common stock, or any other rights to you or anyone else. (See Section 7)

Q24.    IS THIS A REPRICING OF OPTIONS?

A24. Yes. This is considered a repricing of options. As a result, the Company intends to record as incremental compensation expense the excess of the fair value of the amended eligible option and corresponding cash payment over the fair value of the original eligible option. This incremental compensation expense will be recognized immediately for eligible options which are vested as of the expiration date of the offer and will be amortized over the remaining vesting period for eligible options not yet vested as of the expiration date of the offer. (See Section 12)

Q25.    HOW DO YOU DETERMINE WHETHER I HAVE PROPERLY ACCEPTED THIS OFFER?

A25. We will determine, at our sole discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any election forms, withdrawal forms or options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form, withdrawal form or any options under this offer that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly elected eligible options that are not validly withdrawn, subject to the terms of this offer. No election with respect to eligible options will be deemed to have been properly made until all defects or irregularities have been cured by you or waived by us. We have no obligation to give notice of any defects or irregularities in any election or withdrawal form, and we will not incur any liability for failure to give any notice. (See Section 4)

Q26.    WHEN WILL MY AMENDED OPTIONS EXPIRE?

A26. Your amended options, if any, will expire on the same date as the scheduled expiration of your original options or earlier upon your termination of employment or service with the Company. (See Section 9)

Q27.    WHAT WILL CONSTITUTE AN AGREEMENT TO AMEND ELIGIBLE OPTIONS?

A27. Your election to participate in this offer through the procedures described in this Offer to Amend will constitute your acceptance of the terms and conditions of this offer. Our acceptance of your options for amendment will constitute a binding agreement between the Company and you upon the terms and subject to the conditions of this offer, as described in this Offer to Amend. (See Section 4)

Q28.    WILL I RECEIVE AN AMENDED OPTION AGREEMENT?

A28. Yes. All amended options will be subject to an amended option agreement between you and the Company. The Company will send you a Promise to Make Cash Payment and Option Amendment regarding your amended options. (See
        Section 9)

Q29. IS THE OFFER CONDITIONED UPON IT BEING ACCEPTED WITH RESPECT TO A MINIMUM NUMBER OF ELIGIBLE OPTIONS?

A29. No. The implementation of this offer is not conditioned upon it being accepted with respect to a minimum number of eligible options. However, the completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Amend. (See
        Section 7)

Q30. DO I HAVE TO PAY A COMMISSION IN CONNECTION WITH THE AMENDMENT OF MY ELIGIBLE OPTIONS?

A30. No. You will not be required to pay any commission or make any other payments to the Company if you decide to participate in this offer.

Q31.    IF YOU EXTEND THE OFFER, HOW WILL YOU NOTIFY ME?

A31. If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 9:00 a.m., Eastern Time, on the next U.S. business day following the previously scheduled expiration date. (See Sections 2 and 15)

Q32.    HOW WILL YOU NOTIFY ME IF THE OFFER IS CHANGED?

A32. If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 9:00 a.m., Eastern Time on the next U.S. business day following the day we change the offer. (See Section 15)

Q33.    CAN I CHANGE MY MIND AND WITHDRAW FROM THIS OFFER?

A33. Yes. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date. If we extend the expiration date, you may withdraw your election with respect to all of your eligible options at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. (See Section 5)

Q34.    HOW DO I WITHDRAW MY ELECTION?

A34. To withdraw your election with respect to all of your eligible options, you must do the following before the expiration date:

        1. Properly complete and sign the attached withdrawal form.

        2. Deliver the completed and signed withdrawal form to Rex Abercrombie. (See Section 5)

        Any election with respect to options you do not withdraw will remain in effect under this offer pursuant to the prior election form.

Q35. WHAT IF I WITHDRAW MY ELECTION AND THEN DECIDE AGAIN THAT I WANT TO PARTICIPATE IN THIS OFFER?

A35. If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration date. You may elect to accept this offer with respect to all of the eligible option grants. The new election form must be signed and dated after the date of your withdrawal form. (See Section 5)

Q36. HOW SHOULD I DECIDE WHETHER OR NOT TO ACCEPT THIS OFFER WITH RESPECT TO MY ELIGIBLE OPTIONS?

A36. We understand that the decision whether or not to accept this offer with respect to your eligible options in this offer will be a challenging one for many employees. The offer is subject to risks (see "Risks of Participating in the Offer" beginning on page 12 of this Offer to Amend for information regarding some of these risks). We cannot guarantee that you would not ultimately receive greater value from your eligible options if you decline the offer, exercise your eligible options and sell the shares of our common stock received upon such exercise. The decision to participate in the offer must be your own. We recommend that you consult with your financial, legal and/or tax advisors to help determine if participation in this offer is right for you. (See Section
        3)

Q37.    WHAT DOES TENNECO THINK OF THE OFFER?

A37. Neither we nor the Compensation/Nominating/Governance Committee nor our Board of Directors is making any recommendation to you as to whether you should participate in the offer. You must make your own decision as to whether to participate in the offer. In so doing, you should read carefully the information in this Offer to Amend and the related offer documents.

Q38. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER, OR IF I NEED ADDITIONAL COPIES OF THE OFFER DOCUMENTS?

A38. If you need additional copies of the Offer to Amend or the election or withdrawal forms, you should contact Rex Abercrombie at:

                                  Tenneco Inc.
                  500 North Field Drive, Lake Forest, IL 60045
                              Phone: (847) 482-5000
                               Fax: (847) 482-5259
                        E-mail: RAbercrombie@Tenneco.com

        For additional information, assistance or questions concerning this offer or questions about the tax consequences discussed in this offer, please contact Rex Abercrombie at:

                                  Tenneco Inc.
                  500 North Field Drive, Lake Forest, IL 60045
                              Phone: (847) 482-5000
                               Fax: (847) 482-5259
                        E-mail: RAbercrombie@Tenneco.com

                       RISKS OF PARTICIPATING IN THE OFFER

     Participating in the offer involves a number of risks, including those described below. You should carefully consider these risks are urged to consult your investment tax and legal advisor before deciding to participate in the offer.

TAX-RELATED RISKS

  THE IRS COULD CHANGE THE EXPECTED SECTION 409A TAX CONSEQUENCES.

     The IRS is expected to provide additional guidance with respect to Section 409A and the calculations of the taxes and penalties thereunder. It is possible that such guidance could be significantly different from the current guidance. New guidance could impose less onerous tax consequences on discount options and, as a result, it may have been more beneficial to you not to participate in the offer and not to have amended your eligible options.

  YOU MAY INCUR ADDITIONAL TAX AND PENALTIES UNDER STATE AND LOCAL TAX LAWS.

     This offer is being made to avoid certain adverse U.S. federal income tax consequences to holders of eligible options under Section 409A. Certain states have adopted, and other states and local tax authorities may adopt, provisions similar to Section 409A. Since this offer does not address, and eligible options are not amended to avoid, potential adverse effects of applicable state and local tax laws, there can be no assurance that you will not incur additional tax and penalties under state and local tax laws with respect to your eligible options, and you may incur such tax and penalties even if your eligible options are amended pursuant to the terms of this offer.

PROCEDURAL RISKS

     You are responsible for making sure that your election form and/or withdrawal form is received by us prior to the expiration of this offer. Your submissions may only be made in the manner described in Sections 4 and 5 of this Offer to Amend. Election forms may be submitted only via fax, e-mail or hand delivery. Withdrawal forms may be submitted only via fax, e-mail or hand delivery. Submissions made by any other means, including U.S. mail (or other post), Federal Express (or similar delivery service) or interoffice mail will not be accepted. We intend to confirm the receipt of your election form and/or withdrawal form within three business days of receipt. If you have not received a confirmation, you must confirm that we have received your submissions by contacting Rex Abercrombie at (847)482-5000.

BUSINESS-RELATED RISKS

     In addition to those risks discussed above, you are encouraged to read the risk factors outlined in our periodic and other reports filed with the SEC, including those in our amended Annual Report on Form 10-K for the year ended December 31, 2006, our amended Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which are incorporated by reference herein. Copies of these reports may be obtained from the places and in the manner described in Section 18 of the Offering Memorandum. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of our common stock could decline.

                           FORWARD-LOOKING STATEMENTS

     This Offer to Amend includes forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as "may," "will," "expects," "should," "believes," "plans," "anticipates," "estimates," "predicts," "potential," or "continue," and any other words of similar meaning are forward-looking statements. Forward-looking statements, although based on assumptions that we consider reasonable, are subject to risks and uncertainties which could cause actual results, events or conditions to differ materially from those expressed or implied by such forward-looking statements. For a discussion of some of these risks and uncertainties, please see the information included under "Part I -- Item 1A -- Risk Factors" in our amended Annual Report on Form 10-K, for the fiscal year ended December 31, 2006, which is incorporated herein by reference.

                                    THE OFFER

1.  ELIGIBILITY.

     You are an "eligible option holder" only if you are a non-executive employee of Tenneco Inc. or one of its subsidiaries (referred to as the "Company," "we," "our," or "us") as of the expiration date of the Offer and you are subject to United States federal income tax and hold otherwise eligible options, if those options remain outstanding as of the expiration date for the offer. None of our current or former executive officers or directors are eligible option holders.

     As an employee of the Company or one of our subsidiaries, unless expressly provided by an agreement between you and us or by the requirements of applicable law, your employment with us will remain "at will" and can be terminated by you or us at any time, with or without cause or notice.

2.  NUMBER OF OPTIONS AND AMOUNT OF CONSIDERATION; EXPIRATION DATE.

     Subject to the terms and conditions of this offer, we will accept for amendment eligible options to purchase up to a total of 90,962 shares of common stock of Tenneco Inc. that are held by eligible option holders and with respect to which proper elections are made, and are not validly withdrawn by you, before the expiration date.

     An option to purchase common stock is eligible for this offer only if each of the following conditions is met:

     - the option was granted under the Company's 2002 Plan;

     - the option has an exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option's measurement date for financial reporting purposes;

     - the option was unvested as of December 31, 2004 (if only a portion of an option was unvested as of December 31, 2004, the unvested portion may be an "eligible option"); and

     - the option is outstanding as of the expiration date.

     As noted above, in order to be eligible, options must be outstanding as of the expiration date. For example, if a particular option expires after commencement of the offer, but before the expiration date, that particular option is not eligible for this offer.

     If you choose to accept this offer with respect to any of your eligible options, you need not accept this offer with respect to all of your eligible options. However, if you do choose to accept this offer with respect to an eligible option, you must accept this offer with respect to all of the shares subject to that option that were unvested as of December 31, 2004. If you have previously exercised a portion of an eligible option, your election will apply only to the portion of that option which remains outstanding and unexercised as of the expiration date.

     If you elect to participate in the offer, your eligible options will be amended on the amendment date (expected to be October 22, 2007). You will also be entitled to receive a cash payment with respect to the amendment of your eligible options.

  SUMMARY OF AMENDMENT AND CASH PAYMENT

     1. Your eligible option will be amended to increase the original exercise price to the fair market value of a share of our common stock on the measurement date relating to the grant of that option for financial reporting purposes (as listed on your Addendum).

     2. You will receive cash payments equal to the difference between the new exercise price per share of the amended option and the original exercise price per share of the eligible option multiplied by the number of shares subject to the amended option in the manner described below.

     3. Each such cash payment will be paid, less applicable tax withholding, on the first payroll date following January 1, 2008. The delay in the cash payment is required under guidance issued by the IRS.

     4. Promptly following the expiration of the offer, we will send you a "Promise to Make Cash Payment" evidencing your right to receive a cash payment with respect to the amendment of your eligible options.

     5. The total cash payments you may be entitled to receive for your eligible options will be listed on your Addendum.

     6. If you have exercised a portion of an eligible option, you may accept this offer with respect to the unexercised portion of such option

  EXAMPLE

     You were issued options to purchase 500 shares of stock with an exercise price equal to $3.77 per share. Of the number of shares subject to your option, 167 shares vested on or before December 31, 2004. Subsequent to the date of the grant, the exercise price per share based upon the measurement date of your options for financial reporting purposes was deemed to be $4.01. As of the offer expiration date, all shares were vested (333 shares of which vested after December 31, 2004) and you had not exercised any portion of the options. The options will be eligible options with respect to 333 shares (the 167 shares which vested on or before December 31, 2004 are not subject to Section 409A and are therefore not eligible and will not be amended) and if you accept this offer with respect to the options to purchase the 333 shares pursuant to the terms of the offer you will receive the following:

          1. The options to purchase 333 shares will be amended to increase the exercise price to $4.01 per share.

          2. A "promise to make cash payment" of $79.92 ($4.01-$3.77) multiplied by 333, less applicable tax withholding, payable on the first payroll date following January 1, 2008.

     If you accept this offer with respect to options that are unvested and you are no longer an employee of the Company on the date that the original option would have vested, you will not vest in any amended options you have received.

     Each amended option will continue to be subject to the terms and conditions of the option plan under which it was granted, and to an amended option agreement between you and the Company. The Company's 2002 Plan is or incorporated by reference in the Tender Offer Statement on Schedule TO that we have filed with the SEC in connection with this offer. A form of amendment to the stock option agreements has also been attached as an exhibit to the Tender Offer Statement on Schedule TO. See Section 2 of this Offer to Amend for a description of the Company's 2002 Plan.

     The expiration date for this offer will be 11:59 p.m., Eastern Time, on October 22, 2007, unless we extend the offer. We may, in our sole discretion, extend the offer, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Amend for a description of our rights to extend, terminate and amend the offer.

3.  PURPOSE OF THE OFFER.

     We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to encourage high levels of performance by individuals who contribute to our success and to enable us to attract, motivate, retain and reward talented and experienced individuals. As part of a review of our option granting process, we have determined that certain options granted in 2003 and 2004 were or may have been issued with an exercise price less than the fair market value of the underlying stock on the measurement date for financial reporting purposes. Unfortunately, section 409A of the Code (enacted after the date of the options) and tax regulations and other guidance issued thereunder provide that options that were granted at a discount and vest after December 31, 2004 will likely cause the optionees to be subjected to unfavorable tax consequences that did not apply at the time of the grant of the option. If eligible options are amended, the unfavorable federal income tax consequences, as described in Section 14 of this Offer to Amend, should be eliminated and our incentive and/or retention goals for these options will be maintained. Because the eligible options may have inherent value as a result of the discounted exercise price, the cash payment(s) with respect to the eligible options were designed to make the eligible option holders whole for the adjustment in option exercise price on the expiration date.

     Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

     - any extraordinary transaction, such as a merger, reorganization or liquidation involving the Company;

     - any purchase, sale or transfer of a material amount of our assets;

     - any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     - any material change in our present Board of Directors or management;

     - any other material change in our corporate structure or business;

     - our common stock being delisted from the New York Stock Exchange;

     - our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

     - the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

     - the acquisition by any person of a significant amount of our securities or the disposition of a significant amount of any of our securities; or

     - any change in our certificate of incorporation or bylaws, or any other actions that may impede the acquisition of control of us by any person.

     Neither we nor our Compensation/Nominating/Governance Committee nor our Board of Directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information contained or incorporated by reference in this Offer to Amend, the Tender Offer Statement on Schedule TO filed with the SEC and our other SEC filings, and you should consult with your own tax advisor. You must make your own decision about whether to participate in this offer.

4.  PROCEDURES FOR ELECTING TO PARTICIPATE IN THIS OFFER.

  PROPER ELECTION.

     Participation in this offer is completely voluntary. To participate in this offer, you must, in accordance with the instructions of the election form, properly complete, sign and deliver the election form to Rex Abercrombie, who must receive the properly completed and signed election forms before the expiration date. The expiration date will be 11:59 p.m., Eastern Time, on October 22, 2007, unless we extend the offer. Election forms and related documents may only be submitted by fax to Rex Abercrombie at (847)482-5259, by e-mail at RAbercrombie@Tenneco.com, or by hand delivering these documents to Rex Abercrombie at Tenneco Inc., 500 North Field Drive, Lake Forest, IL 60045 before the expiration date.

     If you participate in this offer with respect to an eligible option, you must accept this offer with respect to all of the shares subject to that option. To help you recall your eligible options and make an informed decision, we will provide you with an Addendum listing your eligible options, a description of any potential cash payments and the new exercise price for each eligible option should you accept this offer with respect to such option. If we do not receive your election form by the deadline, then you will not participate in the offer, and the exercise price and all of the other terms of all eligible options you currently hold will remain unchanged and you will not receive any cash payment.

     Your election to participate becomes irrevocable after 11:59 p.m., Eastern Time, on October 22, 2007 unless the offer is extended, in which case your election will become irrevocable after the new expiration date, except as provided in Section 5 of this Offer to Amend. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in Section 5 of this Offer to Amend. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date.

     If you submit an election form, and then decide that you would like to elect to accept this offer with respect to additional options, you must submit a new election form to Rex Abercrombie prior to the expiration date. This new election form must also list all of the options that you have previously elected to accept and with respect to which you continue to wish to accept this offer, because your original election form will no longer be valid. You may submit new election forms as often as you wish prior to the expiration date, but you will be bound by the last properly submitted election or withdrawal form we receive prior to the election date.

     THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS, IS AT YOUR RISK. THE COMPANY INTENDS TO CONFIRM THE RECEIPT OF YOUR ELECTION FORM AND/OR ANY WITHDRAWAL FORM BY E-MAIL WITHIN THREE U.S. BUSINESS DAYS. IF YOU HAVE NOT RECEIVED AN E-MAIL CONFIRMATION, YOU MUST NOTIFY US THAT YOU HAVE PROVIDED US WITH YOUR ELECTION FORM AND/OR ANY WITHDRAWAL FORM. ONLY RESPONSES THAT ARE COMPLETE, SIGNED AND ACTUALLY RECEIVED BY REX ABERCROMBIE BY THE DEADLINE WILL BE ACCEPTED. RESPONSES MAY ONLY BE SUBMITTED VIA FAX, OR E-MAIL, OR HAND DELIVERY, AS SET FORTH IN THE FIRST PARAGRAPH OF THIS SECTION 4. RESPONSES SUBMITTED BY ANY OTHER MEANS, INCLUDING UNITED STATES MAIL (OR OTHER POST) AND FEDERAL EXPRESS (OR SIMILAR DELIVERY SERVICE), ARE NOT PERMITTED AND WILL NOT BE ACCEPTED.

     This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any elections that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all eligible options with respect to which proper elections have been made promptly after the expiration date.

     Our receipt of your election form is not by itself an acceptance of your options. For purposes of this offer, we will be deemed to have accepted options with respect to which proper elections have been made and are not properly withdrawn as of the time when we give written or electronic notice to the option holders generally of our acceptance of options. We may issue this notice of acceptance by press release, e-mail or other methods of communication, which will substantially include the information set forth in exhibit (a)(1)(i) to the Tender Offer Statement on Schedule TO that we have filed with the SEC in connection with this offer. Options that we accept will be amended on the expiration date.

  DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS.

     We will determine, at our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any election forms, withdrawal forms or eligible options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form, withdrawal form or any eligible options with respect to which elections have been made that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all eligible options with respect to which proper elections are made that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice.

  OUR ACCEPTANCE CONSTITUTES AN AGREEMENT.

     Your election through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for amendment will constitute a binding agreement between the Company and you upon the terms and subject to the conditions of this offer.

5.  WITHDRAWAL RIGHTS AND CHANGE OF ELECTION.

     You may withdraw the options with respect to which you previously elected to accept the offer only in accordance with the provisions of this Section 5.

     If you have previously elected to accept this offer with respect to your eligible options, you may withdraw that election with respect to all of these options at any time before the expiration date, which is expected to be 11:59 p.m., Eastern Time, on October 22, 2007. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

     In addition, although we intend to accept all eligible options with respect to which valid elections have been made promptly after the expiration date, if we have not accepted your options by 11:59 p.m. Eastern Time on October 25, 2007, you may withdraw your options at any time thereafter.

     To validly withdraw all of the options with respect to which you have previously chosen to accept this offer, you must, in accordance with the instructions of the withdrawal form, deliver to Rex Abercrombie either via facsimile at (847)482-5259, by e-mail at RAbercrombie@Tenneco.com, or by hand to Rex Abercrombie at Tenneco Inc., 500 North Field Drive, Lake Forest, IL 60045, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Rex Abercrombie must receive the properly completed and signed withdrawal form before the expiration date. The expiration date will be 11:59 p.m., Eastern Time, on October 22, 2007, unless we extend the offer.

     Your elections with respect to withdrawn eligible options will be deemed not properly made for purposes of the offer, unless you properly re-elect to accept this offer with respect to your eligible options at any time before the expiration date. To re-elect to accept this offer with respect to the withdrawn eligible options, you must submit a new election form to Rex Abercrombie before the expiration date by following the procedures described in Section 4 of this Offer to Amend. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form.

     Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

     THE DELIVERY OF ALL DOCUMENTS, INCLUDING ANY WITHDRAWAL FORMS AND ANY NEW ELECTION FORMS, IS AT YOUR RISK. THE COMPANY INTENDS TO CONFIRM THE RECEIPT OF YOUR WITHDRAWAL FORM AND/OR ANY ELECTION FORM BY E-MAIL WITHIN THREE U.S. BUSINESS DAYS. IF YOU HAVE NOT RECEIVED AN E-MAIL CONFIRMATION, YOU MUST NOTIFY US THAT YOU HAVE PROVIDED US WITH YOUR WITHDRAWAL FORM AND/OR ANY ELECTION FORM. ONLY RESPONSES THAT ARE COMPLETE, SIGNED AND ACTUALLY RECEIVED BY REX ABERCROMBIE BY THE DEADLINE WILL BE ACCEPTED. RESPONSES MAY BE SUBMITTED ONLY BY FAX, E-MAIL OR HAND DELIVERY, AS SET FORTH IN THE FIRST SENTENCE OF THE FOURTH PARAGRAPH OF THIS SECTION 5. RESPONSES SUBMITTED BY ANY OTHER MEANS, INCLUDING UNITED STATES MAIL (OR OTHER POST) AND FEDERAL EXPRESS (OR SIMILAR DELIVERY SERVICE), ARE NOT PERMITTED AND WILL NOT BE ACCEPTED.

6.  ACCEPTANCE OF OPTIONS FOR AMENDMENT AND CASH PAYMENTS.

     Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for amendment and amend all eligible options with respect to which proper elections have been made that have not been validly withdrawn before the expiration date. Subject to the terms and conditions of this offer, if elections with respect to your eligible options are properly made and accepted by us, these options will be amended as of the amendment date, which is the same date as the expiration date. If the expiration date is extended, the amendment date will be similarly extended. We expect that the amendment date will be October 22, 2007, unless the offer period is extended.

     Promptly after the amendment date, we will send you paperwork regarding your amended options. With respect to all options with respect to which you choose to accept this offer, as of the amendment date, you will become entitled to receive cash payments in the amounts set forth in your Addendum.

     Any cash payment owed to you with respect to the amendment of your eligible options will be paid to you, less any applicable tax withholding, on the first payroll date following January 1, 2008. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture, and is nontransferable. Promptly following the expiration date, we will send you a "Promise to Make Cash Payment" evidencing your right to receive the cash payment. If you do not receive a Promise to Make Cash Payment within seven U.S. business days after the expiration date, please contact Rex Abercrombie by telephone at (847)482-5000.

     For purposes of the offer, we will be deemed to have accepted eligible options with respect to which proper elections have been made and are not properly withdrawn as of the time when we give written or electronic notice to option holders generally of our acceptance of the options. This notice may be made by press release, e-mail or other method of communication, which will substantially include the information set forth in exhibit (a)(1)(i) to the Tender Offer Statement on Schedule TO that we have filed with the SEC in connection with this offer. Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Amend, we currently expect that we will accept promptly after the expiration date all options with respect to which proper elections have been made that are not validly withdrawn.

     If, for any reason, you are not an employee of the Company or a successor entity through the expiration date, you will not be entitled to participate in this offer, your options will not be amended and you will not be entitled to receive any cash payments. Instead, you will keep all of your eligible options. These options will continue to be governed in all respects by the stock option plans under which they were granted and by the existing option agreements between you and the Company.

     Options that we do not accept for amendment will remain outstanding until they expire by their terms and will retain their current exercise price and all of their other terms and conditions, including their current vesting schedule. Please see Section 14 of this Offer to Amend for a description of the tax consequences of participating or not participating in this offer.

7.  CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of this offer, we will not be required to accept any options for amendment, and we may, at our sole discretion, terminate or extend the offer or amend the terms of the offer before the expiration date, including with respect to eligible options with respect to which proper elections have been made, if any of the following events has occurred, or has been determined by us to have occurred:

     - there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner to the offer;

     - any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us);

     - there shall have occurred:

       - any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

       - the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

       - any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

       - in our reasonable judgment, any extraordinary or material adverse change in United States financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NYSE Index or the Standard & Poor's 500 Index from the date of the commencement of the offer,

       - the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, including terrorist attacks, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

       - if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

     - a tender or offer, other than this offer by us, for some or all of our outstanding shares of common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that;

       - any person, entity or group has purchased all or substantially all of our assets,

       - any person, entity or "group" within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

       - any such person, entity or group which had publicly disclosed such ownership prior to the commencement of the offer shall acquire additional common stock constituting more than 1% of our outstanding shares,

       - any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our sole judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for amendment of eligible options, or

       - any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

     - there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer other than as contemplated as of the commencement date of this offer (as described in Section 12);

     - there shall have occurred any change, development, clarification or position taken in the regulations or rulings of the Internal Revenue Service with respect to Section 409A or there shall have been a judicial decision regarding the tax treatment of eligible options under Section 409A or otherwise, in each case that would, in the sole judgment of the Company, make this offer unnecessary;

     - any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations or stock ownership of the Company that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us); or

     - any rules or regulations by any governmental authority, the National Association of Securities Dealers, the New York Stock Exchange, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to the Company.

     If any of the above events occur, we may, at our sole discretion:

     - terminate the offer and promptly return all eligible options with respect to which elections have been made to the eligible option holders;

     - complete and/or extend the offer and, subject to your withdrawal rights, retain all options with respect to which elections have been made until the extended offer expires;

     - amend the terms of the offer; or

     - waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

     The conditions to this offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our sole discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.  PRICE RANGE OF SHARES UNDERLYING THE OPTIONS.

     There is no established market for options to purchase shares of our common stock. However, our common stock is currently traded on the New York Stock Exchange under the symbol "TEN". The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the NYSE.

                                                             HIGH      LOW
                                                            ------   ------
FISCAL YEAR ENDING DECEMBER 31, 2007
3rd Quarter (as of September 19, 2007)....................  $37.16   $29.78
2nd Quarter...............................................  $35.81   $25.49
1st Quarter...............................................  $27.34   $23.04
FISCAL YEAR ENDING DECEMBER 31, 2006
4th Quarter...............................................  $25.34   $21.41
3rd Quarter...............................................  $26.39   $20.03
2nd Quarter...............................................  $27.55   $20.64
1st Quarter...............................................  $23.33   $19.61
FISCAL YEAR ENDED DECEMBER 31, 2005
4th Quarter...............................................  $19.95   $15.70
3rd Quarter...............................................  $20.06   $16.30
2nd Quarter...............................................  $17.22   $11.55
1st Quarter...............................................  $17.36   $12.07

On September 19, 2007, the closing sale price of our common stock, as reported by the New York Stock Exchange, was $32.20 per share.

     YOU SHOULD EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO ACCEPT THIS OFFER.

9.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF AMENDED OPTIONS.

  CONSIDERATION.

     We will amend options and make cash payments with respect to the amendment of eligible options with respect to which proper elections have been made and accepted. We anticipate that we will make such payments, as well as paying related fees and expenses, from drawings under our revolving credit facility or cash on hand and cash derived from our operations.

     Assuming we receive and accept elections from eligible option holders with respect to all options eligible for this offer, we will amend options to purchase a total of up to 90,962 shares of our common stock, or less than 1% of the total shares of our common stock outstanding as of September 14, 2007, and we will make cash payments in an aggregate amount of approximately $396,000 with respect to such amendments.

  GENERAL TERMS OF AMENDED OPTIONS.

     If we accept your election to amend your eligible options, such options will be amended on the amendment date (expected to be October 22, 2007). On such date, your eligible options will be amended to increase their original exercise price to the fair market value of a share of our common stock on the measurement date relating to the grant of those options for financial reporting purposes (as listed on your Addendum). Except for the exercise price, the terms and conditions of your amended options, including with respect to the vesting of options, will remain the same in all respects as the eligible options with respect to which you choose to accept this offer. All amended options will be subject to the Company's 2002 Plan and an amended stock option agreement between you and the Company.

  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     You should refer to Section 14 of this Offer to Amend for a discussion of the United States federal income tax consequences of accepting or rejecting this offer. Please note that the discussion in Section 14 of this Offer to Amend is based upon the provisions of the Code and regulations, rulings and judicial decisions as of the date of this Offer to Amend. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed in Section 14 of this Offer to Amend.

     IF YOU ARE CONSIDERING PARTICIPATING IN THIS OFFER, YOU SHOULD CONSULT YOUR OWN FINANCIAL, LEGAL AND/OR TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER IN LIGHT OF YOUR PARTICULAR SITUATION AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

10.  INFORMATION CONCERNING TENNECO.

     Our principal executive offices are located at 500 North Field Drive, Lake Forest, IL 60045, and our telephone number is (847) 482-5000. Questions regarding how to participate in this offer should be directed to Rex Abercrombie at:

                                  Tenneco Inc.
                  500 North Field Drive, Lake Forest, IL 60045
                              Phone: (847) 482-5000
                               Fax: (847) 482-5259
                        E-mail: RAbercrombie@Tenneco.com

     Tenneco Inc. designs, engineers, manufactures, markets and sells automotive emission control and ride control systems and products, with 2006 revenues of $4.7 billion. We serve both original equipment manufacturers and replacement markets worldwide through leading brands, including Monroe(R), Rancho(R), Clevite (R) Elastomers, and Fric Rot(TM) ride control products and Walker(R), Fonos(TM), and Gillet(TM) emission control products.

     As an automotive parts supplier, we produce individual component parts for vehicles as well as groups of components that are combined as modules or systems within vehicles. These parts, modules and systems are sold globally to most leading OEMs and throughout all aftermarket distribution channels.

     The financial information contained in our amended Annual Report on Form 10-K for the fiscal year ended December 31, 2006, our amended Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 and our Quarterly Report of Form 10-Q for the fiscal quarter ended June 30, 2007 is incorporated herein by reference. Please see Section 17 of this Offer to Amend for instructions on how you can examine, or obtain copies of, our SEC filings, including filings that contain our financial statements and other financial information.

                             SUMMARY FINANCIAL DATA
                  (MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                             SIX MONTHS ENDED JUNE      YEARS ENDED DECEMBER
                                                      30,                       31,
                                           ------------------------   -----------------------
                                              2007          2006         2006         2005
                                           ----------   -----------   ----------   ----------
                                                        AS RESTATED         AS RESTATED
STATEMENT OF INCOME DATA:
Net Sales and operating revenues.........       3,063         2,352        4,682        4,440
Cost of Sales (excluding depreciation and
  amortization)..........................       2,556         1,892        3,836        3,578
Income before interest expense, income
  taxes and minority interest............         152           114          196          217
Net Income...............................          46            27           49           56
Earnings per share
Average shares of common stock
  outstanding
  Basic..................................  45,609,875    44,194,107   44,625,220   43,088,558
  Diluted................................  47,415,922    46,874,751   46,755,573   45,321,225
Basic earnings per share of common
  stock..................................        1.00          0.62         1.11         1.30
Diluted earnings per share of common
  stock..................................        0.96          0.58         1.05         1.24
Ratio of earnings to fixed charges.......        1.81          1.49         1.35         1.55



                                                       JUNE 30,    DECEMBER 31,
                                                         2007      2006    2005
                                                       --------   -----   -----
                                                                   AS RESTATED
BALANCE SHEET DATA:
Current Assets.......................................    1,819    1,415   1,183
Non-current assets...................................    1,890    1,859   1,762
Current liabilities..................................    1,398    1,119     958
Non-current liabilities..............................    1,953    1,901   1,826
Minority interest....................................       32       28      24
Book value per share, June 30, 2007
  Basic..............................................     7.15
  Diluted............................................     6.88


     The following table sets forth our ratio of earnings to fixed charges for the periods specified:

                                           SIX MONTHS ENDED         FISCAL YEAR ENDED
                                         -------------------   ---------------------------
                                         JUNE 30,   JUNE 30,   DECEMBER 31,   DECEMBER 31,
                                           2007       2006         2006           2005
                                         --------   --------   ------------   ------------
Ratio of earnings to fixed charges.....    1.81       1.49         1.35           1.57


     The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. In calculating the ratio of earnings to fixed charges, earnings consist of income before income tax and extraordinary items plus fixed charges. Fixed charges consist of interest on indebtedness plus the amortization of deferred debt issuance costs and that portion of lease rental expense representative of the interest element.

11. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

     As of September 10, 2007, our directors and executive officers as a group (12 persons) beneficially owned options to purchase a total of 700,181 of our shares of common stock, which represented approximately 23.58% of the shares subject to all options outstanding under the Company's equity incentive plans as of that date.

     Unless otherwise indicated, the address of each executive officer and director is: c/o Tenneco Inc., 500 North Field Drive, Lake Forest, IL 60045.

                                                              NUMBER OF
                                                         OUTSTANDING OPTIONS
                                                          BENEFICIALLY OWNED    PERCENTAGE
                                                         AS OF SEPTEMBER 10,    OF OPTIONS
                                                                 2007          OUTSTANDING
NAME OF OPTIONHOLDER, POSITION HELD, AGE                         (#)               (%)
----------------------------------------                 -------------------   -----------
Gregg Sherrill, Chairman and Chief Executive Officer,
  53...................................................        100,000             3.37%
Hari N. Nair, Executive Vice President and President,
  International, 47....................................        211,667             7.13%
Kenneth R. Trammell, Executive Vice President Chief
  Financial Officer, 46................................        147,750             4.98%
Neal Yanos, Senior Vice President/General Manager North
  American Original Equipment Ride Control and
  Aftermarket, 45......................................         94,500             3.18%
Richard P. Schneider, Senior Vice President Global
  Administration, 60...................................         41,400             1.39%
Charles W. Cramb, Director, 60.........................         16,474                *%
Frank E. Macher, Director, 66..........................              0                 %
Roger B. Porter, Director, 60..........................         36,882             1.24%
David B. Price, Jr., Director, 61......................         35,000             1.18%
Paul T. Stecko, Director, 62...........................         10,000                *%
Mitsunobu Takeuchi, Director, 65.......................              0                 %
Jane L. Warner, Director, 60...........................          6,580                *%
All directors and executive officers as a group (12
  persons).............................................        700,181            23.58%


--------

*    Less than 1%.

     To the best of our knowledge, none of us, our directors, our executive officers or the affiliates of any of our directors or executive officers have engaged in any transactions that involved options to purchase our common stock during the 60 days prior to the date of this offer to amend.

12. STATUS OF OPTIONS AMENDED PURSUANT TO THE TERMS OF THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

     Eligible options that we accept for amendment pursuant to the terms of this offer will be amended under the 2002 Plan and will have no effect on the number of options issuable for future grants under the 2002 Plan. Except for the exercise price, the terms and conditions of your amended options will remain the same as the original options they replace in all respects.

     We intend to account for the amendment of eligible options and the corresponding cash payment as a modification of the original eligible options under Statement of Financial Accounting Standards No. 123(R) -- Share-Based Payment ("SFAS No. 123(R)"). In accordance with SFAS 123(R), we intend to record as incremental compensation expense the excess of the fair value of the amended eligible option and corresponding cash payment over the fair value of the original eligible option. This incremental compensation expense will be recognized immediately for eligible options which are vested as of the expiration date of the offer.

13.  LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acceptance of options for amendment and the issuance of amended options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, including any requirements of the New York Stock Exchange, that would need to be obtained, taken or satisfied for the amendment of the options as contemplated herein. Should any other approval or action be required in connection with this offer, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business.

Our obligation under the offer to accept elections with respect to eligible options and to issue amended options is subject to the conditions described in
Section 7 of this Offer to Amend.

     If we are prohibited by applicable laws or regulations from granting amended options on the amendment date, we will not grant any amended options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to affect the grant, but if the grant is prohibited on the amendment date we will not grant any amended options.

14.  MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

  IF YOU PARTICIPATE IN THE OFFER TO AMEND.

     As a result of participation in this offer, you may avoid potentially adverse United States federal income tax consequences associated with your eligible options. Please read this Section carefully, as well as the following Section summarizing the potential tax consequences to you if you decide to keep your current options.

     THE FOLLOWING IS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER FOR THOSE EMPLOYEES SUBJECT TO UNITED STATES FEDERAL INCOME TAX. THIS SUMMARY DOES NOT DISCUSS ALL OF THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, NOR IS IT INTENDED TO BE APPLICABLE IN ALL RESPECTS TO ALL CATEGORIES OF OPTION HOLDERS.

     THE DISCUSSION BELOW IS BASED UPON THE PROVISIONS OF THE CODE, AND REGULATIONS, RULINGS AND JUDICIAL DECISIONS AS OF THE DATE OF THIS OFFER TO AMEND. THOSE AUTHORITIES MAY BE CHANGED, PERHAPS RETROACTIVELY, SO AS TO RESULT IN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES DIFFERENT FROM THOSE DISCUSSED ABOVE. THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR EACH EMPLOYEE WILL DEPEND UPON THAT EMPLOYEE'S INDIVIDUAL CIRCUMSTANCES.

     IF YOU ARE CONSIDERING PARTICIPATING IN THIS OFFER, YOU SHOULD CONSULT YOUR OWN FINANCIAL, LEGAL AND/OR TAX ADVISORS CONCERNING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES IN LIGHT OF YOUR PARTICULAR SITUATION AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

  Cash payments.

     You will be taxed upon the receipt of cash payments with respect to the amendment of your eligible options. Such cash payments will constitute wages for tax withholding purposes. Accordingly, we must withhold all applicable U.S. federal, state and local income and employment tax required to be withheld with respect to such payments. You will receive only the portion of the cash payments remaining after all those taxes have been withheld.

  Amended options.

     If you are an option holder who chooses to accept this offer with respect to eligible options, you should not be required to recognize income for United States federal income task purposes at the time of the acceptance and amendment of such options. We believe that the acceptance and amendment of options will be treated as a non-taxable event for you.

     Your amended options will be nonstatutory stock options for purposes of United States tax law. Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. As a result of Section 409A of the Code, however, certain nonstatutory stock options granted with an exercise price below the fair market value of the underlying stock may be taxable to a participant before he or she exercises an award, unless such options are amended to increase their exercise price to the fair market value of the underlying stock on the date of grant prior to December 31, 2007 (or prior to December 31, 2006, in the case of options granted to certain employees who were "insiders" under Section 16 of the Securities Exchange Act of 1934 at the time of the grant).


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

     We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

     Upon disposition of the shares acquired upon exercise of a nonstatutory option, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

  IF YOU DO NOT PARTICIPATE IN THE OFFER TO AMEND.

     THE FOLLOWING IS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF DECLINING TO PARTICIPATE IN THE OFFER FOR THOSE EMPLOYEES SUBJECT TO UNITED STATES FEDERAL INCOME TAX. THIS SUMMARY DOES NOT DISCUSS ALL OF THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, NOR IS IT INTENDED TO BE APPLICABLE IN ALL RESPECTS TO ALL CATEGORIES OF OPTION HOLDERS.

     THE DISCUSSION BELOW IS BASED UPON THE PROVISIONS OF THE CODE, AND REGULATIONS, RULINGS AND JUDICIAL DECISIONS AS OF THE DATE OF THIS OFFER TO AMEND. THOSE AUTHORITIES MAY BE CHANGED, PERHAPS RETROACTIVELY, SO AS TO RESULT IN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES DIFFERENT FROM THOSE DISCUSSED ABOVE. THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR EACH EMPLOYEE WILL DEPEND UPON THAT EMPLOYEE'S INDIVIDUAL CIRCUMSTANCES.

     IF YOU ARE CONSIDERING PARTICIPATING IN THIS OFFER, YOU SHOULD CONSULT YOUR OWN FINANCIAL, LEGAL AND/OR TAX ADVISORS CONCERNING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES IN LIGHT OF YOUR PARTICULAR SITUATION AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

     Your decision not to accept this offer with respect to your eligible options could result in potentially adverse tax consequences to you. Please read this Section carefully and talk to your financial, legal and/or tax advisors regarding your decision regarding participation in this offer.

     Section 409A of the Code and regulations issued thereunder provide that stock options issued with an exercise price less than the related fair market value of the underlying stock on the date of grant (i.e., granted at a discount) are subject to section 409A and, accordingly, must have fixed exercise dates to avoid early income recognition and an additional 20% tax and interest charges. The eligible options may have been granted at a discount and holders of such options may have income recognition and owe an additional 20% tax as well as be liable for certain interest penalties.

     None of the eligible options have fixed exercise dates and therefore
Section 409A would likely subject the optionees to income recognition before the options are exercised and would subject the optionees to the additional 20% federal tax and interest charges. Although final guidance has not been issued by the IRS with respect to calculation of the income and penalties, it is likely that the optionees would have income recognition equal to the difference between the fair market value of the shares and the exercise price (the "spread") on the newly vesting options. Although the exact method of calculation is not clear, it is clear that adverse tax consequences would apply. Additionally, it is possible that during each subsequent tax year (until the option is exercised), any increase in value of the underlying stock will be taxed.

  UNCERTAINTY

     Unfortunately, the Internal Revenue Service has not issued definitive final guidance under Section 409A relating to calculation of the tax consequences of discounted options. There is a chance that final guidance issued by the IRS may provide some relief with respect to certain eligible options and your personal tax advisor may advocate a position under the current statute and IRS guidance that your eligible options are exempt from Section 409A. We cannot guarantee the effect of any future IRS guidance and will work as quickly as possible when future guidance is issued to analyze it and provide information to our optionees regarding such guidance.


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

15.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     We reserve the right, in our sole discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to extend the expiration date. We will issue a notice of any such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next U.S. business day after the previously scheduled expiration date. If we extend the expiration date, we will also extend your right to withdraw elections with respect to eligible options until the extended expiration date. Our right to extend the offer is limited by Rule 13e-4(f)(2)(ii) under the Exchange Act which requires that we must permit eligible options tendered in this offer to be withdrawn if they have not been accepted for payment after the expiration of 40 U.S. business days from the commencement of the a tender offer.

     As discussed in Section 2 of this Offer to Amend, an option to purchase common stock is eligible for this offer only if, among other things, the option is outstanding as of the expiration date. Therefore, if a particular option expires after commencement of the offer, but before the expiration date, that particular option is not eligible for amendment. As a result, if we extend the offer for any reason and if a particular option with respect to which an election to accept the offer was made before the originally scheduled expiration date expires after such originally scheduled expiration date but before the actual expiration date under the extended offer, that option would not be eligible for amendment.

     We also reserve the right, in our sole discretion, to terminate the offer prior to the expiration date if any of the events listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred by giving written or electronic notice of the termination or by making a public announcement of the termination. Our right to terminate the offer as regards eligible options with respect to which elections have been made is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our sole discretion and regardless of whether any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to eligible holders or by decreasing or increasing the number of options being sought in this offer. We will give written or electronic notice, or make a public announcement, of any amendment to the terms of the offer. Any such notice or announcement will set forth the period of time during which the offer will remain open following the notice or announcement of any amendment of the offer.

     The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determined constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer's period so that at least five U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

     For purposes of the offer, a "U.S. business day" means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Eastern Time.

16.  FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections with respect to this offer.


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

17.  ADDITIONAL INFORMATION.

     This Offer to Amend is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Amend does not contain all of the information contained in the Schedule TO and the exhibits thereto. We recommend that you review the Schedule TO, including the exhibits thereto, and the following materials that we have filed with the SEC before making a decision on whether to elect to accept this offer with respect to your options:

          1. Our amended Annual Report on Form 10-K for our fiscal year ended December 31, 2006;

          2. Our amended Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2007 and our quarterly report on Form 10-Q for our fiscal quarter ended June 30, 2007;

          2. Our definitive proxy statement on Schedule 14A for our 2007 annual meeting of shareholders, filed with the SEC on April 3, 2007;

          3. Current Reports on Form 8-K filed on January 5, 2007; January 16, 2007; January 30, 2007; March 1, 2007; March 12, 2007; March 22, 2007; May
     9, 2007; July 19, 2007; July 23, 2007 (other than the information furnished under Item 2.02); August 8, 2007; August 21, 2007 and September 12, 2007; and

          4. The description of the our common stock contained in the Company's registration statement on Form 10 (File No. 1-12387), originally filed with the SEC on October 30, 1996, and the description of the preferred share purchase rights contained in the Company's registration statement on Form 8-A, originally filed with the SEC on October 17, 1998 (File No. 1-12387), in each case including all amendments thereto and all reports filed for the purpose of updating the description included therein.

     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies thereof may be obtained, at the SEC's public reference room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov and on our Internet site at http://www.tenneco.com.

     Each person to whom a copy of this Offer to Amend is delivered may obtain a copy of any or all of the documents that have been incorporated by reference herein or to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Tenneco Inc., 500 North Field Drive, Lake Forest, IL 60045, Attention: Rex Abercrombie, or telephoning Rex Abercrombie at (847)482-5000.

     As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Amend, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Amend should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether on not to participate in the offer.

18.  FINANCIAL STATEMENTS.

     The financial information in our amended Annual Report on Form 10-K for our fiscal year ended December 31, 2006 is incorporated herein by reference. We urge you to read our amended Annual Report on Form 10-K for our fiscal year ended December 31, 2006 as well as any other financial and other information included in our other recent SEC filings for a more complete understanding of our financial condition and results of operations. Such filings may be examined, and copies thereof may be obtained, by following the instructions in Section 17 of this Offer to Amend.


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

19.  MISCELLANEOUS.

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from, option holders residing in any such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO ACCEPT THIS OFFER WITH RESPECT TO YOUR OPTIONS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO AMEND OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO AMEND AND IN THE RELATED OFFER DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.


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